EXHIBIT 99.1

RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2020 RESULTS

•	Second Quarter Revenues Grew 1% to $1.7 billion
•	Earnings Per Diluted Share Increased Double-Digits on Both a Reported and Adjusted Basis
•	Operating Margins Increased 130 Basis Points on a Reported Basis and 100 Basis Points on an Adjusted Basis
•	The Company Repurchased 2.6 Million Shares of Class A Common Stock During the Second Quarter

NEW YORK--(BUSINESS WIRE)—November 7, 2019 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $2.34 on a reported basis and $2.55 on an adjusted basis, excluding restructuring-related and other charges, for the second quarter of Fiscal 2020. This compared to earnings per diluted share of $2.07 on a reported basis and $2.26 on an adjusted basis, excluding restructuring-related and other charges, for the second quarter of Fiscal 2019.

“Our global teams are elevating our iconic brand across every market and channel,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “From our stores to our digital flagships and the way we are connecting on social media, the authentic expression of the Ralph Lauren lifestyle is showing up in relevant ways all over the world.”

“We delivered second quarter results slightly ahead of our overall expectations, including better than expected revenues, operating margin, and double-digit EPS growth, amid a more challenging operating environment,” said Patrice Louvet, President and Chief Executive Officer. “Our progress was driven by a continued focus on brand elevation and creating immersive lifestyle experiences that are amplified across our stores and digital marketing and commerce channels around the world, while also maintaining expense discipline.”

We delivered across the following strategic initiatives in the second quarter of Fiscal 2020:

•	Win Over a New Generation of Consumers
o
Engaged with new and existing consumers through digitally amplified, iconic events spanning fashion, music, hospitality and sports.  Second quarter highlights included our September fashion show, Ralph’s Club featuring Janelle Monáe, our Wimbledon and US Open tennis partnerships, and Goodwood Revival experiences in the UK

o	Elevated our brand through cultural moments such as our Ralph Lauren x Friends 25th Anniversary capsule collection and Indigo Stadium Limited Edition launch
•	Energize Core Products and Accelerate Under-Developed Categories
o
Average unit retail across our direct-to-consumer network was up 2% in the second quarter, on top of a 5% increase last year, consistent with our expectation of modestly accelerating AUR growth throughout Fiscal 2020

o	Continued momentum in under-developed categories, led by denim sell-out performance in the quarter
•	Drive Targeted Expansion in Our Regions and Channels
o	Solid growth in international regions including constant currency revenue growth of 8% in Europe and 5% in Asia

o	Momentum in key long-term growth markets continued with constant currency revenue growth of 22% in the Chinese mainland, while Hong Kong was down 27% due to business disruptions
•	Lead With Digital
o	Global digital revenue grew low-teens to last year in constant currency, driven by more than 30% growth in International and modest growth in North America
o	Continued expansion into new digital distribution platforms including rental, subscription, and resale models
•	Operate With Discipline to Fuel Growth
o	Adjusted operating margins expanded 100 basis points in the quarter, driven by gross margin expansion and SG&A leverage
o	Inventory growth moderated to 2% at the end of the second quarter, reflecting global inventory optimization initiatives, better aligning with our sales outlook

Second Quarter Fiscal 2020 Income Statement Review

Net Revenue. In the second quarter of Fiscal 2020, revenue increased by 1% to $1.7 billion on a reported basis and was up 2% in constant currency, driven by Europe and Asia. Foreign currency negatively impacted revenue growth by approximately 130 basis points in the second quarter.

Revenue performance for the Company’s reportable segments in the second quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the second quarter decreased 1% to $881 million. In retail, comparable store sales in North America were up 2%, driven by a 2% comp increase in brick and mortar stores and 2% increase at ralphlauren.com.  North America wholesale revenue decreased 6%.

•
Europe Revenue. Europe revenue in the second quarter increased 3% to $480 million on a reported basis and 8% in constant currency. In retail, comparable store sales in Europe were up 3%, driven by a 2% increase in brick and mortar stores and a 13% increase in digital commerce.  Europe wholesale revenue increased 2% on a reported basis and 7% in constant currency.

•
Asia Revenue. Asia revenue in the second quarter increased 4% to $255 million on a reported basis and 5% in constant currency, driven by solid growth in retail. Comparable store sales in Asia increased 1%, reflecting growth in both brick and mortar and digital commerce operations, partly offset by declines in Hong Kong.

Gross Profit. Gross profit for the second quarter of Fiscal 2020 was $1.0 billion and gross margin was 61.5%.  Adjusted gross margin was 60 basis points above the prior year on a reported basis and up 80 basis points in constant currency.

Gross margin benefited from favorable channel, geographic, and product mix and better pricing and promotions.

Operating Expenses. Operating expenses in the second quarter of Fiscal 2020 were $816 million on a reported basis, including $21 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $795 million, roughly flat to last year.

Adjusted operating expense rate was 46.6%, 30 basis points below the prior year period, excluding restructuring-related and other charges. This decrease was driven by cost reduction initiatives and lower marketing spend compared to last year’s higher marketing investments around our 50th Anniversary fashion show and related events.

Operating Income. Operating income for the second quarter of Fiscal 2020 was $233 million on a reported basis, including restructuring-related and other charges of $21 million, and operating margin was 13.7%. Adjusted operating income was $254 million and adjusted operating margin was 14.9%, 100 basis points above the prior year, excluding restructuring-related and other charges from both periods.

•
North America Operating Income. North America operating income in the second quarter was $200 million on both a reported and adjusted basis. Adjusted North America operating margin was 22.7%, down 100 basis points from last year.

•
Europe Operating Income. Europe operating income in the second quarter was $141 million on both a reported and adjusted basis. Adjusted Europe operating margin was 29.3%, up 170 basis points to the prior year period. In constant currency, adjusted operating margin increased 220 basis points.

•
Asia Operating Income. Asia operating income in the second quarter was $41 million on both a reported and adjusted basis. Adjusted Asia operating margin was 16.2%, up 140 basis points to the prior year on both a reported and constant currency basis.

Net Income and EPS. On a reported basis, net income in the second quarter of Fiscal 2020 was $182 million, or $2.34 per diluted share. On an adjusted basis, net income was $198 million, or $2.55 per diluted share, excluding restructuring-related and other charges. This compared to net income of $170 million, or $2.07 per diluted share on a reported basis, and net income of $186 million, or $2.26 per diluted share on an adjusted basis, for the second quarter of Fiscal 2019.

In the second quarter of Fiscal 2020, the Company had an effective tax rate of approximately 23% on both a reported basis and adjusted basis, excluding restructuring and related other charges. This compared to an effective tax rate of approximately 21% on a reported and 23% on an adjusted basis, excluding restructuring and related other charges, in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended the second quarter of Fiscal 2020 with $1.6 billion in cash and short and long-term investments and $693 million in total debt, compared to $1.9 billion and $684 million, respectively, at the end of the second quarter of Fiscal 2019.

Inventory at the end of the second quarter of Fiscal 2020 was $1.0 billion, up 2% compared to the prior year period.

The Company repurchased approximately $250 million of Class A Common Stock during the second quarter. Approximately $830 million remained available under the Company’s authorized share repurchase programs at the end of the second quarter.

Full Year Fiscal 2020 and Third Quarter Outlook

The full year Fiscal 2020 and third quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2020, the Company continues to expect net revenue growth of 2% to 3% on a constant currency basis but now expects results at the low end of this range, primarily based on intensifying headwinds in Hong Kong. Foreign currency is now expected to negatively impact revenue growth by approximately 130 basis points in Fiscal 2020.

The Company continues to expect operating margin for Fiscal 2020 to increase 40 to 60 basis points in constant currency.  This outlook now includes the impact of List 4 tariffs from China.  Foreign currency is expected to negatively impact operating margin by about 20 basis points in Fiscal 2020.

In the third quarter of Fiscal 2020, the Company expects net revenue to be about flat in constant currency. Foreign currency is expected to pressure revenue growth by approximately 70 to 90 basis points in the third quarter of Fiscal 2020.

Operating margin for the third quarter of Fiscal 2020 is expected to be flat to down about 20 basis points in constant currency. Foreign currency is expected to have a minimal impact on operating margin in the third quarter.

The Company continues to expect the full year Fiscal 2020 tax rate to be approximately 22%. Third quarter of Fiscal 2020 tax rate is estimated at approximately 21%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 7th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com by dialing 210-234-8273 or 888-942-9265.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter 2020 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 7, 2019 through 6:00 P.M. Eastern, Thursday, November 14, 2019 by dialing 203-369-1077 or 866-442-2092 and entering passcode 8224.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children,

Chaps and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://corporate.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe,” “can,” “will,” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; the impact to our business resulting from changes in consumers’ ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United

Kingdom’s decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions in Hong Kong resulting from ongoing protests and political unrest; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 28,	March 30,	September 29,
	2019	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$548.1	$584.1	$553.1
Short-term investments	1,041.4	1,403.4	1,319.5
Accounts receivable, net of allowances	483.2	398.1	432.3
Inventories	1,012.5	817.8	994.6
Income tax receivable	33.6	32.1	34.9
Prepaid expenses and other current assets	267.9	359.3	359.1
Total current assets	3,386.7	3,594.8	3,693.5

Property and equipment, net	1,011.0	1,039.2	1,130.5
Operating lease right-of-use assets	1,567.1	-	-
Deferred tax assets	97.6	67.0	67.6
Goodwill	913.8	919.6	928.6
Intangible assets, net	152.3	163.7	175.0
Other non-current assets(a)	100.0	158.5	160.3
Total assets	$7,228.5	$5,942.8	$6,155.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$297.3	$-	$-
Accounts payable	350.3	202.3	202.1
Income tax payable	60.1	29.4	42.8
Current operating lease liabilities	273.2	-	-
Accrued expenses and other current liabilities	755.1	968.4	996.2
Total current liabilities	1,736.0	1,200.1	1,241.1

Long-term debt	396.1	689.1	683.9
Long-term operating lease liabilities	1,651.3	-	-
Income tax payable	132.7	146.7	124.8
Non-current liability for unrecognized tax benefits	79.7	78.8	80.0
Other non-current liabilities	319.1	540.9	563.7
Total liabilities	4,314.9	2,655.6	2,693.5

Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,544.6	2,493.8	2,448.0
Retained earnings	6,009.4	5,979.1	5,925.4
Treasury stock, Class A, at cost	(5,526.3)	(5,083.6)	(4,804.9)
Accumulated other comprehensive loss	(115.4)	(103.4)	(107.8)
Total equity	2,913.6	3,287.2	3,462.0
Total liabilities and equity	$7,228.5	$5,942.8	$6,155.5

Net Cash (incl. LT Investments)	896.1	1,343.3	1,258.6
Cash & Investments (ST & LT)	1,589.5	2,032.4	1,942.5

Net Cash (excl. LT Investments)	896.1	1,298.4	1,188.7
Cash & ST Investments	1,589.5	1,987.5	1,872.6

(a) Includes non-current investments of:	$-	$44.9	$69.9

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 28,	September 29,
	2019	2018

North America	$881.2	$888.2
Europe	480.2	464.7
Asia	255.3	244.7
Other non-reportable segments	89.5	93.3
Net revenues	1,706.2	1,690.9
Cost of goods sold	(657.2)	(661.6)
Gross profit	1,049.0	1,029.3
Selling, general, and administrative expenses	(795.3)	(793.6)
Impairment of assets	(6.1)	(9.8)
Restructuring and other charges	(14.5)	(15.9)
Total other operating expenses, net	(815.9)	(819.3)
Operating income	233.1	210.0
Interest expense	(4.4)	(6.0)
Interest income	9.6	10.4
Other income (expense), net	(1.7)	0.4
Income before income taxes	236.6	214.8
Income tax provision	(54.5)	(44.5)
Net income	$182.1	$170.3
Net income per common share - Basic	$2.37	$2.09
Net income per common share - Diluted	$2.34	$2.07
Weighted average common shares outstanding - Basic	76.7	81.3
Weighted average common shares outstanding - Diluted	77.9	82.3
Dividends declared per share	$0.6875	$0.625

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 28,	September 29,
	2019	2018

North America	$1,600.6	$1,585.8
Europe	841.0	820.0
Asia	513.9	492.7
Other non-reportable segments	179.5	183.0
Net revenues	3,135.0	3,081.5
Cost of goods sold	(1,165.2)	(1,156.5)
Gross profit	1,969.8	1,925.0
Selling, general, and administrative expenses	(1,542.0)	(1,535.5)
Impairment of assets	(7.3)	(11.1)
Restructuring and other charges	(44.1)	(38.3)
Total other operating expenses, net	(1,593.4)	(1,584.9)
Operating income	376.4	340.1
Interest expense	(8.6)	(10.4)
Interest income	21.2	19.6
Other expense, net	(5.8)	(1.6)
Income before income taxes	383.2	347.7
Income tax provision	(84.0)	(68.4)
Net income	$299.2	$279.3
Net income per common share - Basic	$3.86	$3.42
Net income per common share - Diluted	$3.79	$3.37
Weighted average common shares outstanding - Basic	77.4	81.6
Weighted average common shares outstanding - Diluted	78.9	82.8
Dividends declared per share	$1.375	$1.25

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Six Months Ended
	September 28,	September 29,
	2019	2018

Cash flows from operating activities:
Net income	$299.2	$279.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	132.8	140.0
Deferred income tax expense (benefit)	(15.4)	11.2
Non-cash stock-based compensation expense	50.8	42.8
Non-cash impairment of assets	7.3	11.1
Non-cash restructuring-related inventory charges	1.0	-
Other non-cash charges	3.1	6.2
Changes in operating assets and liabilities:
Accounts receivable	(91.0)	(18.7)
Inventories	(203.3)	(251.8)
Prepaid expenses and other current assets	(47.1)	(49.8)
Accounts payable and accrued liabilities	47.3	3.4
Income tax receivables and payables	17.1	29.5
Deferred income	0.9	(11.6)
Other balance sheet changes	1.4	21.4
Net cash provided by operating activities	204.1	213.0

Cash flows from investing activities:
Capital expenditures	(130.6)	(93.1)
Purchases of investments	(571.6)	(1,822.8)
Proceeds from sales and maturities of investments	976.1	1,211.4
Acquisitions and ventures	0.9	(4.5)
Proceeds from sale of property	20.8	-
Settlement of net investment hedges	-	(23.8)
Net cash provided by (used in) investing activities	295.6	(732.8)

Cash flows from financing activities:
Repayments of short-term debt	-	(9.9)
Proceeds from the issuance of long-term debt	-	398.1
Repayments of long-term debt	-	(300.0)
Payments of finance lease obligations	(7.7)	(10.5)
Payments of dividends	(101.9)	(91.3)
Repurchases of common stock, including shares surrendered for tax withholdings	(442.7)	(223.9)
Proceeds from exercise of stock options	-	21.8
Other financing activities	(0.7)	(2.8)
Net cash used in financing activities	(553.0)	(218.5)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9.9)	(20.7)
Net decrease in cash, cash equivalents, and restricted cash	(63.2)	(759.0)
Cash, cash equivalents, and restricted cash at beginning of period	626.5	1,355.5
Cash, cash equivalents, and restricted cash at end of period	$563.3	$596.5

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION

Effective beginning in the first quarter of Fiscal 2020, operating results related to the Company's business in Latin America are included within its Europe segment due to a change in the way in which the Company manages this business. Previously, such results were included within the Company's other non-reportable segments. All prior period segment information has been recast to reflect this change on a comparative basis.

Net revenues and operating income for the periods ended September 28, 2019 and September 29, 2018 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net revenues:
North America	$881.2	$888.2	$1,600.6	$1,585.8
Europe	480.2	464.7	841.0	820.0
Asia	255.3	244.7	513.9	492.7
Other non-reportable segments	89.5	93.3	179.5	183.0
Total net revenues	$1,706.2	$1,690.9	$3,135.0	$3,081.5

Operating income:
North America	$199.9	$209.8	$357.8	$369.7
Europe	140.6	127.9	220.0	201.6
Asia	40.9	32.7	89.0	75.4
Other non-reportable segments	22.8	23.2	55.7	54.2
	404.2	393.6	722.5	700.9

Unallocated corporate expenses	(156.6)	(167.7)	(302.0)	(322.5)
Unallocated restructuring and other charges	(14.5)	(15.9)	(44.1)	(38.3)
Total operating income	$233.1	$210.0	$376.4	$340.1

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended	Six Months Ended
	September 28, 2019 % Change	September 28, 2019 % Change
	Constant Currency	Constant Currency
North America
Digital commerce	2%	1%
Excluding Digital commerce	2%	1%
Total North America	2%	1%

Europe
Digital commerce	13%	18%
Excluding Digital commerce	2%	2%
Total Europe	3%	4%

Asia
Digital commerce	12%	19%
Excluding Digital commerce	1%	3%
Total Asia	1%	3%
Total Ralph Lauren	2%	2%

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	September 28, 2019	September 29, 2018	As Reported	Constant Currency
North America	$881.2	$888.2	(0.8%)	(0.7%)
Europe	480.2	464.7	3.3%	7.9%
Asia	255.3	244.7	4.3%	4.6%
Other non-reportable segments	89.5	93.3	(4.0%)	(3.9%)
Net revenues	$1,706.2	$1,690.9	0.9%	2.2%

	Six Months Ended		% Change
	September 28, 2019	September 29, 2018	As Reported	Constant Currency
North America	$1,600.6	$1,585.8	0.9%	1.0%
Europe	841.0	820.0	2.6%	7.5%
Asia	513.9	492.7	4.3%	6.2%
Other non-reportable segments	179.5	183.0	(1.9%)	(1.7%)
Net revenues	$3,135.0	$3,081.5	1.7%	3.4%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	September 28, 2019					September 29, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Retail	$457.9	$238.6	$233.3	$45.4	$975.2	$435.4	$227.6	$222.5	$47.4	$932.9
Wholesale	423.3	241.6	22.0	1.9	688.8	452.8	237.1	22.2	1.5	713.6
Licensing	-	-	-	42.2	42.2	-	-	-	44.4	44.4
Total net revenues	$881.2	$480.2	$255.3	$89.5	$1,706.2	$888.2	$464.7	$244.7	$93.3	$1,690.9

	Six Months Ended
	September 28, 2019					September 29, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Retail	$861.0	$457.1	$479.8	$94.9	$1,892.8	$822.9	$440.2	$457.9	$97.3	$1,818.3
Wholesale	739.6	383.9	34.1	3.7	1,161.3	762.9	379.8	34.8	2.3	1,179.8
Licensing	-	-	-	80.9	80.9	-	-	-	83.4	83.4
Total net revenues	$1,600.6	$841.0	$513.9	$179.5	$3,135.0	$1,585.8	$820.0	$492.7	$183.0	$3,081.5

RALPH LAUREN CORPORATION
Global Retail Store Network

	September 28,	September 29,
	2019	2018

North America
Ralph Lauren Stores	41	42
Polo Factory Stores	184	179
Total Directly Operated Stores	225	221
Concessions	3	2

Europe
Ralph Lauren Stores	28	21
Polo Factory Stores	66	62
Total Directly Operated Stores	94	83
Concessions	29	25

Asia
Ralph Lauren Stores	63	53
Polo Factory Stores	60	55
Total Directly Operated Stores	123	108
Concessions	616	606

Other
Club Monaco Stores	75	75
Club Monaco Concessions	5	5

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	132	116
Polo Factory Stores	310	296
Club Monaco Stores	75	75
Total Directly Operated Stores	517	487
Concessions	653	638

Global Licensed Stores
Total Licensed Stores	254	248

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,706.2	$-	$1,706.2
Gross profit	1,049.0	0.4	1,049.4
Gross profit margin	61.5%		61.5%
Total other operating expenses, net	(815.9)	20.6	(795.3)
Operating expense margin	47.8%		46.6%
Operating income	233.1	21.0	254.1
Operating margin	13.7%		14.9%
Income before income taxes	236.6	21.0	257.6
Income tax provision	(54.5)	(4.7)	(59.2)
Effective tax rate	23.1%		23.0%
Net income	$182.1	$16.3	$198.4
Net income per diluted common share	$2.34		$2.55
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$199.9	$-	$199.9
Operating margin	22.7%		22.7%
Europe	140.6	-	140.6
Operating margin	29.3%		29.3%
Asia	40.9	0.4	41.3
Operating margin	16.0%		16.2%
Other non-reportable segments	22.8	3.8	26.6
Operating margin	25.5%		29.7%
Unallocated corporate expenses and restructuring and other charges	(171.1)	16.8	(154.3)
Total operating income	$233.1	$21.0	$254.1

	Six Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$3,135.0	$-	$3,135.0
Gross profit	1,969.8	1.0	1,970.8
Gross profit margin	62.8%		62.9%
Total other operating expenses, net	(1,593.4)	51.4	(1,542.0)
Operating expense margin	50.8%		49.2%
Operating income	376.4	52.4	428.8
Operating margin	12.0%		13.7%
Income before income taxes	383.2	52.4	435.6
Income tax provision	(84.0)	(11.7)	(95.7)
Effective tax rate	21.9%		22.0%
Net income	$299.2	$40.7	$339.9
Net income per diluted common share	$3.79		$4.31
Weighted average common shares outstanding - Diluted	78.9		78.9
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$357.8	$-	$357.8
Operating margin	22.4%		22.4%
Europe	220.0	0.1	220.1
Operating margin	26.2%		26.2%
Asia	89.0	0.9	89.9
Operating margin	17.3%		17.5%
Other non-reportable segments	55.7	3.8	59.5
Operating margin	31.0%		33.1%
Unallocated corporate expenses and restructuring and other charges	(346.1)	47.6	(298.5)
Total operating income	$376.4	$52.4	$428.8

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 29, 2018
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,690.9	$-	$1,690.9
Gross profit	1,029.3	-	1,029.3
Gross profit margin	60.9%		60.9%
Total other operating expenses, net	(819.3)	25.7	(793.6)
Operating expense margin	48.5%		46.9%
Operating income	210.0	25.7	235.7
Operating margin	12.4%		13.9%
Income before income taxes	214.8	25.7	240.5
Income tax provision	(44.5)	(9.8)	(54.3)
Effective tax rate	20.7%		22.6%
Net income	$170.3	$15.9	$186.2
Net income per diluted common share	$2.07		$2.26
Weighted average common shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$209.8	$0.3	$210.1
Operating margin	23.6%		23.7%
Europe	127.9	0.5	128.4
Operating margin	27.5%		27.6%
Asia	32.7	3.5	36.2
Operating margin	13.4%		14.8%
Other non-reportable segments	23.2	5.3	28.5
Operating margin	24.9%		30.5%
Unallocated corporate expenses and restructuring and other charges	(183.6)	16.1	(167.5)
Total operating income	$210.0	$25.7	$235.7

	Six Months Ended
	September 29, 2018
	As Reported	Total Adjustments(a)(e)	As Adjusted
Net revenues	$3,081.5	$-	$3,081.5
Gross profit	1,925.0	-	1,925.0
Gross profit margin	62.5%		62.5%
Total other operating expenses, net	(1,584.9)	49.4	(1,535.5)
Operating expense margin	51.4%		49.8%
Operating income	340.1	49.4	389.5
Operating margin	11.0%		12.6%
Income before income taxes	347.7	49.4	397.1
Income tax provision	(68.4)	(14.6)	(83.0)
Effective tax rate	19.7%		20.9%
Net income	$279.3	$34.8	$314.1
Net income per diluted common share	$3.37		$3.79
Weighted average common shares outstanding - Diluted	82.8		82.8
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$369.7	$0.3	$370.0
Operating margin	23.3%		23.3%
Europe	201.6	1.5	203.1
Operating margin	24.6%		24.8%
Asia	75.4	3.7	79.1
Operating margin	15.3%		16.1%
Other non-reportable segments	54.2	5.3	59.5
Operating margin	29.7%		32.5%
Unallocated corporate expenses and restructuring and other charges	(360.8)	38.6	(322.2)
Total operating income	$340.1	$49.4	$389.5

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended September 28, 2019 include (i) charges of $15.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(c)
Adjustments for the six months ended September 28, 2019 include (i) charges of $24.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) other charges of $24.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (iii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation.

(d)
Adjustments for the three months ended September 29, 2018 include (i) charges of $16.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $5.3 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City.  The income tax provision reflects a favorable measurement period adjustment of $4.7 million recorded in connection with U.S. tax reform.

(e)
Adjustments for the six months ended September 29, 2018 include (i) charges of $32.9 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $5.3 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $11.2 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its customs audit.  The income tax provision reflects a favorable measurement period adjustment of $4.7 million recorded in connection with U.S. tax reform.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its business performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2020 and third quarter Fiscal 2020 guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of the Company’s non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company’s financial outlook excludes estimated pretax charges of approximately $5 million to $30 million related to its Fiscal 2019 Restructuring Plan that have not yet been incurred.

Source: Ralph Lauren Corporation

Ralph Lauren
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
or
Corporate Communications:
rl-press@ralphlauren.com